Exhibit 99.1

News Release	Corporate Communications 7480 Flying Cloud Drive Minneapolis, MN 55344	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Jeff Huebschen
Phone: 952-351-3087	Phone: 952-351-2929
E-mail: bryce.hallowell@atk.com	E-mail: jeff.huebschen@atk.com

ATK Reports FY11 Third-Quarter Operating Results

ATK On-Track to Achieve Full-Year Sales and EPS Guidance

Minneapolis, February 3, 2011 — ATK (NYSE: ATK) today reported operating results for the third quarter of its Fiscal Year 2011, which ended on January 2, 2011.  Third quarter sales of $1.1 billion remained relatively flat with the prior-year quarter, benefitting from strong sales in the Armament Systems group and Security and Sporting group (up eight percent and 25 percent, respectively), and offset by results in the Aerospace Systems group and Missile Products group.

Fully diluted earnings per share (EPS) decreased from $2.33 in the prior-year quarter to $2.09 in the current quarter.  The results reflect a $25 million ($15 million net of taxes, or $0.45 per share) reduction in sales and profit associated with a commercial aerospace structures program, partially offset by the retroactive extension of the Federal research and development (R&D) tax credit, and a continued focus on cost management and efficiency improvement initiatives company-wide.

Third quarter EPS benefitted by $0.11 from a lower tax rate due to the retroactive extension of the R&D tax credit ($0.09 of which pertained to prior quarters), and strong operating margins.  In the quarter, ATK achieved margins of 11.2 percent despite the reduction in profit from the company’s commercial aerospace structures business.  ATK is reaffirming its full-year sales and EPS guidance.

“Our lean manufacturing and cost management initiatives are taking hold across the company, yielding margin improvement to offset program level challenges and deliver solid EPS. While we reduced our profit expectations on a commercial aerospace program, our overall results on orders, sales, profit and cash supported our full-year guidance,” said Mark DeYoung, President and CEO. “We are focused on a disciplined business model that delivers shareholder value.”

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the third quarter of the fiscal year which ended January 2, 2011 (in thousands).

Sales:

	Quarters Ended				Nine Months Ended
	January 2, 2011	January 3, 2010	$ Change	% Change	January 2, 2011	January 3, 2010	$ Change	% Change

Aerospace Systems	$321,288	$385,218	$(63,930)	(16.6)%	$1,067,020	$1,218,088	$(151,068)	(12.4)%
Armament Systems	431,493	398,245	33,248	8.3%	1,313,046	1,215,690	97,356	8.0%
Missile Products	167,875	190,787	(22,912)	(12.0)%	483,693	544,357	(60,664)	(11.1)%
Security and Sporting	208,634	167,279	41,355	24.7%	676,917	580,492	96,425	16.6%
Total sales	$1,129,290	$1,141,529	$(12,239)	(1.1)%	$3,540,676	$3,558,627	$(17,951)	(0.5)%

Income before Interest, Income Taxes, and Noncontrolling Interest (Operating Profit):

	Quarters Ended				Nine Months Ended
	January 2, 2011	January 3, 2010	$ Change	% Change	January 2, 2011	January 3, 2010	$ Change	% Change

Aerospace Systems	$23,935	$45,494	$(21,559)	(47.4)%	$98,499	$126,889	$(28,390)	(22.4)%
Armament Systems	55,049	38,889	16,160	41.6%	158,185	110,780	47,405	42.8%
Missile Products	19,389	17,346	2,043	11.8%	47,689	50,379	(2,690)	(5.3)%
Security and Sporting	30,357	27,002	3,355	12.4%	95,623	87,106	8,517	9.8%
Corporate	(2,302)	7,669	(9,971)	(130.0)%	(6,157)	27,492	(33,649)	(122.4)%
Total operating profit	$126,428	$136,400	$(9,972)	(7.3)%	$393,839	$402,646	$(8,807)	(2.2)%

SEGMENT RESULTS

ATK operates in four business groups: Aerospace Systems; Armament Systems; Missile Products; and Security and Sporting.

AEROSPACE SYSTEMS

Third quarter sales in the Aerospace Systems group declined by 17 percent from $385 million in the prior-year period to $321 million this quarter, reflecting lower sales on the Space Shuttle’s Reusable Solid Rocket Motor program due to the completion of the program, and lower sales on the Ares I program.

Earnings before interest, taxes, and noncontrolling interest (operating profit) in the third quarter declined 47 percent from $45 million in the prior-year quarter to $24 million in the current quarter, primarily reflecting the reduced sales volume as noted above, and the impact of the profit reductions in the commercial aerospace structures business.

ARMAMENT SYSTEMS

Third quarter sales in the Armament Systems group increased eight percent from $398 million in the prior-year quarter to $431 million in the current quarter.  The increase was driven by small-caliber ammunition, medium-caliber gun systems, and non-standard weapon sales, partially offset by lower sales of medium-caliber ammunition and lower modernization funding.

Operating profit in the third quarter rose 42 percent from $39 million in the prior-year quarter to $55 million in the current quarter, primarily reflecting higher sales volume, improved operating efficiencies, and the absence of costs last year associated with the construction of an energetics facility for the Australian Ministry of Defense.

MISSILE PRODUCTS

Third quarter sales in the Missile Products group were down 12 percent from $191 in the prior-year quarter to $168 million in the current quarter, reflecting lower sales on NASA’s launch abort system and special mission aircraft.

Operating profit increased 12 percent from $17 million in the prior-year quarter to $19 million in the current quarter, reflecting the benefits of efficiency improvements, and the absence of miscellaneous charges that were recorded in the prior-year quarter.

SECURITY AND SPORTING

Third quarter sales in the Security and Sporting group grew 25 percent from $167 million in the prior-year quarter to $209 million in the current quarter, reflecting increased commercial ammunition and tactical equipment sales, including $21 million of new sales from the recently acquired BLACKHAWK! business.

Operating profit in the third quarter increased 12 percent from $27 million in the prior-year quarter to $30 million in the current quarter, primarily reflecting higher sales volume including higher margin products from BLACKHAWK!, and improved operating efficiencies, partially offset by higher raw material costs and softening demand in some areas of commercial ammunition.

CORPORATE AND OTHER

Corporate and other expenses increased from income of $7.7 million in the prior-year quarter to an expense of $2.3 million in the current quarter.  The increase was primarily the result of higher pension expense.  The tax rate for the quarter decreased from 33.9 percent in the prior-year, to 30.7 percent, which is primarily the result of the retroactive extension of the Federal R&D tax credit.

OUTLOOK

Based on year-to-date performance, ATK continues to expect full-year EPS of $8.90 - $9.10, and full-year sales of $4.775 - $4.85 billion.

ATK continues to expect full-year interest expense of $88 million.  The company is lowering its expectations on the full-year tax rate to approximately 29 percent, from previous expectations of approximately 30 percent.  Pension expense is still expected to be approximately $130 million.  Average share count is expected to be approximately 34 million. The company continues to expect to generate free cash flow in a range of $275 - $300 million, with capital expenditures of approximately $120 million (see reconciliation table for details).

Reconciliation of Non-GAAP Financial Measures

Free Cash Flow

Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures.  ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchase, and acquisitions after making the capital investments required to support ongoing business operations.  ATK management uses free cash flow internally to assess both business performance and overall liquidity.

Projected Year Ending March 31, 2011

Cash provided by operating activities	$395,000 - $420,000
Capital expenditures	~(120,000)
Free cash flow	$275,000 - $300,000

ATK is an aerospace, defense, and commercial products company with operations in 24 states, Puerto Rico and internationally, and revenues in excess of $4.8 billion.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: assumptions related to the profitability of current commercial aerospace structures programs; the challenges of developing new launch vehicles and the uncertainty regarding the Administration’s next-generation heavy lift vehicle architecture; changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; risks associated with the diversification into new markets; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company’s shares outstanding; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, dividend payments, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(unaudited)

	QUARTERS ENDED		NINE MONTHS ENDED
(In thousands except per share data)	January 2, 2011	January 3, 2010	January 2, 2011	January 3, 2010

Sales	$1,129,290	$1,141,529	$3,540,676	$3,558,627
Cost of sales	896,490	891,148	2,804,521	2,802,699
Gross profit	232,800	250,381	736,155	755,928
Operating expenses:
Research and development	12,733	16,057	42,388	47,321
Selling	39,011	35,134	118,262	125,430
General and administrative	54,628	62,790	181,666	180,531
Income before interest, income taxes, and noncontrolling interest	126,428	136,400	393,839	402,646
Interest expense	(25,234)	(17,918)	(63,278)	(58,214)
Interest income	190	164	318	374
Income before income taxes and noncontrolling interest	101,384	118,646	330,879	344,806
Income tax provision	31,108	40,245	88,440	124,305
Net income	70,276	78,401	242,439	220,501
Less net income attributable to noncontrolling interest	95	30	367	189
Net income attributable to Alliant Techsystems Inc.	$70,181	$78,371	$242,072	$220,312

Alliant Techsystems Inc.’s earnings per common share:
Basic	$2.11	$2.38	$7.28	$6.71
Diluted	2.09	2.33	7.21	6.60

Alliant Techsystems Inc.’s weighted-average number of common shares outstanding:
Basic	33,320	32,878	33,267	32,818
Diluted	33,625	33,603	33,586	33,367

ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands except share data)	January 2, 2011	March 31, 2010
Assets
Current assets:
Cash and cash equivalents	$467,897	$393,893
Net receivables	1,059,288	902,750
Net inventories	269,496	236,074
Income tax receivable	28,051	—
Deferred income tax assets	67,180	67,813
Other current assets	89,961	118,448
Total current assets	1,981,873	1,718,978
Net property, plant, and equipment	552,603	561,931
Goodwill	1,249,874	1,183,910
Deferred income tax assets	104,173	140,439
Deferred charges and other non-current assets	415,142	264,366
Total assets	$4,303,665	$3,869,624
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$320,000	$13,750
Accounts payable	235,427	273,718
Contract advances and allowances	122,517	106,819
Accrued compensation	128,220	172,630
Accrued income taxes	—	14,609
Other accrued liabilities	199,611	206,289
Total current liabilities	1,005,775	787,815
Long-term debt	1,290,336	1,379,804
Postretirement and postemployment benefits liabilities	134,050	142,541
Accrued pension liability	653,672	622,576
Other long-term liabilities	123,086	129,466
Total liabilities	3,206,919	3,062,202
Commitments and contingencies
Common stock - $.01 par value
Authorized - 180,000,000 shares
Issued and outstanding 33,405,610 shares at January 2, 2011 and 33,047,018 shares at March 31, 2010	334	330
Additional paid-in-capital	567,547	578,046
Retained earnings	1,934,523	1,699,176
Accumulated other comprehensive loss	(784,620)	(821,086)
Common stock in treasury, at cost, 8,149,839 shares held at January 2, 2011 and 8,508,431 at March 31, 2010	(630,233)	(657,872)
Total Alliant Techsystems Inc. stockholders’ equity	1,087,551	798,594
Noncontrolling interest	9,195	8,828
Total stockholders’ equity	1,096,746	807,422
Total liabilities and stockholders’ equity	$4,303,665	$3,869,624

ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands)	NINE MONTHS ENDED
	January 2, 2011	January 3, 2010
Operating activities
Net income	$242,439	$220,501
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	71,683	74,202
Amortization of intangible assets	8,388	3,757
Amortization of debt discount	12,795	15,779
Amortization of deferred financing costs	3,766	2,129
Asset impairment	—	11,405
Deferred income taxes	14,703	(13,447)
Loss (gain) on disposal of property	2,560	(1,885)
Share-based plans expense	7,648	13,447
Excess tax benefits from share-based plans	(465)	(1,549)
Changes in assets and liabilities:
Net receivables	(221,033)	(72,576)
Net inventories	(33,496)	23,075
Accounts payable	(28,094)	(63,309)
Contract advances and allowances	15,698	14,079
Accrued compensation	(61,438)	(49,271)
Accrued income taxes	(41,384)	64,053
Pension and other postretirement benefits	66,638	(128,349)
Other assets and liabilities	66,297	27,685
Cash provided by operating activities	126,705	139,726

Investing activities
Capital expenditures	(72,986)	(99,274)
Acquisition of business, net	(172,251)	5,002
Proceeds from the disposition of property, plant, and equipment	333	5,496
Cash used for investing activities	(244,904)	(88,776)

Financing activities
Payments made on bank debt	(8,438)	(10,479)
Payments made to extinguish debt	(537,576)	—
Proceeds from issuance of long-term debt	750,000	—
Payments made for debt issue costs	(19,893)	—
Proceeds from employee stock compensation plans	7,645	7,034
Excess tax benefits from share-based plans	465	1,549
Cash provided by (used for) financing activities	192,203	(1,896)
Decrease in cash and cash equivalents	74,004	49,054
Cash and cash equivalents - beginning of year	393,893	336,700
Cash and cash equivalents - end of year	$467,897	$385,754